Exhibit 4.4

                          ADMINISTRATION AGREEMENT

                  This ADMINISTRATION AGREEMENT, dated as of March 1, 2002 (as the same may be amended, supplemented or otherwise modified from time to time and in effect, this "Agreement"), is by and among MMCA AUTO OWNER TRUST 2002-1, a Delaware business trust (the "Issuer"), MITSUBISHI MOTORS CREDIT OF AMERICA, INC., a Delaware corporation, as administrator (the "Administrator"), and BANK OF TOKYO-MITSUBISHI TRUST COMPANY, a New York banking corporation, not in its individual capacity but solely as Indenture Trustee (the "Indenture Trustee").

                            W I T N E S S E T H:
                            -------------------

                  WHEREAS, the Issuer is issuing 2.00875% Class A-1 Asset Backed Notes, 3.03% Class A-2 Asset Backed Notes, 4.15% Class A-3 Asset Backed Notes, Floating Rate Class A-4 Asset Backed Notes, 5.37% Class B Asset Backed Notes and 6.20% Class C Asset Backed Notes (collectively, the "Notes") pursuant to the Indenture, dated as of March 1, 2002 (as amended, supplemented or otherwise modified and in effect from time to time, the "Indenture"), between the Issuer and the Indenture Trustee (terms not defined in this Agreement shall have the meaning set forth in, or incorporated by reference into, the Indenture or, if not defined therein, in the amended and restated trust agreement, dated as of October 1, 1999, between the Administrator, as beneficiary, and Chase Manhattan Bank USA, N.A. (formerly known as Chase Manhattan Bank Delaware), a national banking association, as trustee);

                  WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Notes and of certain beneficial interests in the Issuer, including (i) a Sale and Servicing Agreement, dated as of March 1, 2002 (as amended, supplemented or otherwise modified and in effect from time to time, the "Sale and Servicing Agreement"), among the Issuer, Mitsubishi Motors Credit of America, Inc., as servicer, and MMCA Auto Receivables Trust, as seller (the "Seller"), (ii) a Letter of Representations, dated as of the Closing Date (as amended, supplemented or otherwise modified and in effect from time to time, the "Note Depository Agreement"), among the Issuer, the Administrator, the Indenture Trustee and The Depository Trust Company ("DTC") relating to the Notes, (iii) the Interest Rate Swap Agreement and (iv) the Indenture (collectively, the "Related Agreements");

                  WHEREAS, pursuant to the Related Agreements, the Issuer and the Owner Trustee are required to perform certain duties in connection with (a) the Notes and the collateral therefor pledged pursuant to the Indenture (the "Collateral") and (b) the beneficial interests in the Issuer (the registered holders of such interests being referred to herein as the "Certificateholders");

                  WHEREAS, the Issuer and the Owner Trustee desire to have the Administrator perform certain of the duties of the Issuer and the Owner Trustee referred to in the preceding clause and to provide such additional services consistent with the terms of this Agreement and the Related Agreements as the Issuer and the Owner Trustee may from time to time request; and

                  WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer and the Owner Trustee on the terms set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Duties of the Administrator.
         ---------------------------

         (a)      Duties with Respect to the Related Agreements.
                  -----------------------------------------------

                  (i) The Administrator agrees to perform all its duties as Administrator under the Note Depository Agreement. In addition, the Administrator shall consult with the Owner Trustee regarding the duties of the Issuer or the Owner Trustee under the Related Agreements. The Administrator shall monitor the performance of the Issuer and shall advise the Owner Trustee when action is necessary to comply with the Issuer's or the Owner Trustee's duties under the Related Agreements. The Administrator shall prepare for execution by the Issuer or the Owner Trustee, or shall cause the preparation by other appropriate persons of, all such documents, reports, filings, instruments, certificates and opinions that it shall be the duty of the Issuer or the Owner Trustee to prepare, file or deliver pursuant to the Related Agreements. In furtherance of the foregoing, the Administrator shall take all appropriate action that is the duty of the Issuer or the Owner Trustee to take pursuant to the Indenture including, without limitation, such of the foregoing as are required with respect to the following matters under the Indenture (references are to sections of the Indenture):

                        (A) causing the Note Register to be kept and notifying the Indenture Trustee of any appointment of a new Note Registrar and the location, or change in location, of the Note Register (Section 2.5);

                        (B)   notifying the Noteholders of the final
                              principal payment on their Notes (Section
                              2.8(e));

                        (C) preparing or obtaining the documents and instruments required for authentication of the Notes and delivering the same to the Indenture Trustee (Section 2.2);

                        (D)   preparing, obtaining or filing of the
                              instruments, opinions and certificates and other documents required for the release of collateral (Section 2.10);

                        (E) maintaining an office in the Borough of Manhattan, City of New York, for registration of transfer or exchange of the Notes (Section 3.2);

                        (F) causing newly appointed Paying Agents, if any, to deliver to the Indenture Trustee the instrument specified in the Indenture regarding funds held in trust (Section 3.3);

                        (G) directing the Indenture Trustee to deposit monies with Paying Agents, if any, other than the Indenture Trustee (Section 3.3);

                        (H)   obtaining and preserving the Issuer's
                              qualification to do business in each
                              jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Indenture, the Notes, the Collateral and each other instrument and agreement included in the Trust Estate (Section 3.4);

                        (I) preparing all supplements and amendments to the Indenture and all financing statements, continuation statements, instruments of further assurance and other instruments and taking such other action as is necessary or advisable to protect the Trust Estate (Section 3.5);

                        (J) delivering the Opinion of Counsel on the Closing Date and annually delivering Opinions of Counsel as to the Trust Estate, and annually delivering the Officer's Certificate and certain other statements as to compliance with the Indenture (Sections 3.6 and 3.9);

                        (K) identifying to the Indenture Trustee in an Officer's Certificate a Person with whom the Issuer has contracted to perform its duties under the Indenture (Section 3.7(b));

                        (L) notifying the Indenture Trustee and the Rating Agencies of an Event of Servicing Termination under the Sale and Servicing Agreement and, if such Event of Servicing Termination arises from the failure of the Servicer to perform any of its duties under the Sale and Servicing Agreement with respect to the Receivables, taking all reasonable steps available to remedy such failure (Section 3.7(d));

                        (M) causing the Servicer to comply with Sections 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, and
                              4.9 and Article VII of the Sale and Servicing Agreement (Section 3.13);

                        (N)   preparing and obtaining documents and
                              instruments required for the conveyance or transfer of any of the Issuer's properties or assets (Section 3.10(b));

                        (O) delivering written notice to the Indenture Trustee and the Rating Agencies of each Event of Default under the Indenture and each default by the Issuer, the Servicer or the Seller under the Sale and Servicing Agreement, by the Seller or Mitsubishi Motors Credit of America, Inc. under the Purchase Agreement, or by the Swap Counterparty under the Interest Rate Swap Agreement (Section 3.18);

                        (P) monitoring the Issuer's obligations as to the satisfaction and discharge of the Indenture and preparing an Officer's Certificate and obtaining the Opinion of Counsel and the Independent Certificate relating thereto (Section 4.1);

                        (Q) delivering to the Noteholders and the Note Owners any Officer's Certificate received from the Issuer regarding the default in the observance or performance of any material covenant or agreement of the Issuer made in the Indenture or the breach of any representation or warranty of the Issuer made in the Indenture or in any certificate or other writing delivered pursuant to the Indenture (Sections 5.1 and 7.4(b));

                        (R) complying with any written direction of the Indenture Trustee with respect to the sale of the Trust Estate at one or more public or private sales called and conducted in any manner permitted by law if an Event of Default shall have occurred and be continuing (Section 5.4);

                        (S)   preparing and delivering notice to the
                              Noteholders of the removal of the Indenture
                              Trustee and appointing a successor Indenture
                              Trustee (Section 6.8);

                        (T) preparing any written instruments required to confirm more fully the authority of any co-trustee or separate trustee and any written instruments necessary in connection with the resignation or removal of any co-trustee or separate trustee (Section 6.10);

                        (U) furnishing the Indenture Trustee with the names and addresses of the Noteholders during any period when the Indenture Trustee is not the Note Registrar (Section 7.1);

                        (V) preparing and, after execution by the Issuer, filing with the Securities and Exchange Commission (the "Commission"), any applicable state agencies and the Indenture Trustee, documents required to be filed on a periodic basis with, and summaries thereof as may be required by rules and regulations prescribed by, the Commission and any applicable state agencies and transmitting such summaries, as necessary, to the Noteholders (Section 7.3);

                        (W) delivering to the Noteholders of Officer's Certificates and reports, if any, delivered to the Indenture Trustee pursuant to Section
                              3.10 and 3.11 of the Sale and Servicing
                              Agreement (Section 7.4);

                        (X) opening one or more accounts in the Issuer's name, preparing and delivering Issuer Orders, Officer's Certificates and Opinions of Counsel and all other actions necessary with respect to investment and reinvestment of funds in the Trust Accounts (Sections 8.2 and 8.3);

                        (Y) preparing an Issuer Request and Officer's Certificate and obtaining an Opinion of Counsel and Independent Certificates, if necessary, for the release of the Trust Estate (Sections 8.4 and 8.5);

                        (Z)   preparing Issuer Orders and obtaining
                              Opinions of Counsel with respect to the
                              execution of supplemental indentures and mailing to the Noteholders and to the Rating Agencies notices with respect to such supplemental indentures (Sections 9.1, 9.2 and 9.3);

                        (AA) executing and delivering new Notes conforming to any supplemental indenture (Section 9.6);

                        (BB) notifying the Noteholders and the Rating Agencies of redemption of the Notes or causing the Indenture Trustee to provide such notification (Section 10.1);

                        (CC)  preparing and delivering all Officer's
                              Certificates and Opinions of Counsel and obtaining any Independent Certificates with respect to any requests by the Issuer to the Indenture Trustee to take any action under the Indenture (Section 11.1(a));

                        (DD)  preparing and delivering Officer's
                              Certificates and obtaining any Independent
                              Certificates necessary for the release of property from the lien of the Indenture (Section 11.1(b));

                        (EE) notifying the Rating Agencies, upon the failure of the Indenture Trustee to give such notification, of the information required pursuant to Section 11.4 of the Indenture (Section 11.4);

                        (FF) preparing and delivering to the Noteholders and the Indenture Trustee any agreements with respect to alternate payment and notice provisions (Section 11.6);

                        (GG)  recording the Indenture, if applicable
                              (Section 11.15); and

                        (HH) preparing Definitive Notes in accordance with the instructions of the Clearing Agency (Section 2.13).

               (ii)     The Administrator will:

                        (A) pay the Indenture Trustee from time to time reasonable compensation for all services rendered by the Indenture Trustee under the Indenture (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

                        (B) except as otherwise expressly provided in the Indenture, reimburse the Indenture Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Indenture Trustee in accordance with any provision of the Indenture (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith;

                        (C) indemnify the Indenture Trustee and its agents for, and hold them harmless against, any losses, liability or expense incurred without negligence or bad faith on their part, arising out of or in connection with the acceptance or administration of the transactions contemplated by the Indenture, including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties under the Indenture; and

                        (D)   indemnify the Owner Trustee (in its
                              individual and trust capacities) and its agents for, and hold them harmless against, any losses, liability or expense incurred without negligence or bad faith on their part, arising out of or in connection with the acceptance or administration of the transactions contemplated by the Trust Agreement, including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties under the Trust Agreement.

         (b)      Duties with Respect to the Interest Rate Swap Agreement.
                  -------------------------------------------------------

                  (i) Promptly following the early termination of the Interest Rate Swap Agreement due to a Termination Event or an Event of Default (as such terms are defined in the Interest Rate Swap Agreement) (unless the Indenture Trustee is selling or liquidating the Trust Estate), the Administrator agrees to use reasonable efforts to cause the Issuer to enter into a replacement interest rate swap agreement on terms similar to those of the Interest Rate Swap Agreement with an eligible swap counterparty. If and to the extent any Swap Termination Payments that are received from the Swap Counterparty are to be applied as an initial payment to a replacement Swap Counterparty, the Administrator shall direct the Indenture Trustee to retain such amounts and shall provide the Indenture Trustee with written instructions regarding the application and payment of such amounts.

                  (ii) If the Swap Counterparty is required to collateralize the Interest Rate Swap transaction, the Administrator shall send written instructions to the Indenture Trustee to establish individual collateral accounts and to hold any securities deposited therein in trust and invest any cash amounts therein in accordance with the provisions of the Interest Rate Swap Agreement.

                  (iii) The Administrator shall notify the Indenture
                        Trustee of the occurrence or existence of a default, event of default or similar condition or event with respect to any credit support provider for the Swap Counterparty.

                  (iv) The Administrator shall notify the Swap Counterparty of any proposed amendment or supplement to this Agreement or to any of the Indenture, the Purchase Agreement, the Sale and Servicing Agreement or the Trust Agreement. If such proposed amendment or supplement would adversely affect any of the Swap Counterparty's rights or obligations under the Interest Rate Swap Agreement or modify the obligations of, or impair the ability of the Issuer to fully perform any of its obligations under, the Interest Rate Swap Agreement, the Administrator shall obtain the consent of the Swap Counterparty prior to the adoption of such amendment or supplement, provided, the Swap Counterparty's consent to any such amendment or supplement shall not be unreasonably withheld, and provided further, the Swap Counterparty's consent will be deemed to have been given if the Swap Counterparty does not object in writing within ten Business Days of receipt of a written request for such consent and in accordance with the terms of the Interest Rate Swap Agreement.

                  (v) At least five days prior to the effective date of any proposed amendment or supplement to the Interest Rate Swap Agreement, the Administrator shall provide the Rating Agencies with a copy of the amendment or supplement. Unless the amendment or supplement clarifies any term or provision, corrects any inconsistency, cures any ambiguity, or corrects any typographical error in the Interest Rate Swap Agreement, an amendment or supplement to the Interest Rate Swap Agreement will be effective only after satisfaction of the Rating Agency Condition.

         (c)      Additional Duties.
                  ------------------

                  (i) In addition to the duties of the Administrator set forth above, the Administrator shall perform such calculations and shall prepare or shall cause the preparation by other appropriate persons of, and shall execute on behalf of the Issuer or the Owner Trustee, all such documents, reports, filings, instruments, certificates and opinions that it shall be the duty of the Issuer or the Owner Trustee to prepare, file or deliver pursuant to the Related Agreements or Section 5.5 of the Trust Agreement, and at the request of the Owner Trustee shall take all appropriate action that it is the duty of the Issuer or the Owner Trustee to take pursuant to the Related Agreements. In furtherance thereof, the Owner Trustee shall, on behalf of itself and of the Issuer, execute and deliver to the Administrator and to each successor Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Administrator the attorney-in-fact of the Owner Trustee and the Issuer for the purpose of executing on behalf of the Owner Trustee and the Issuer all such documents, reports, filings, instruments, certificates and opinions. Subject to
                        Section 5 of this Agreement, and in accordance with the directions of the Owner Trustee, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Collateral (including the Related Agreements) as are not covered by any of the foregoing provisions and as are expressly requested by the Owner Trustee and are reasonably within the capability of the Administrator. Such responsibilities shall include obtaining and maintaining any licenses required to be obtained or maintained by the Issuer under the Pennsylvania Motor Vehicle Sales Finance Act. In addition, the Administrator shall promptly notify the Indenture Trustee and the Owner Trustee in writing of any amendment to the Pennsylvania Motor Vehicle Sales Finance Act that would affect the duties or obligations of the Indenture Trustee or the Owner Trustee under any Basic Document and shall assist the Indenture Trustee or the Owner Trustee in obtaining and maintaining any licenses required to be obtained or maintained by the Indenture Trustee or the Owner Trustee thereunder. In connection therewith, the Administrator shall cause the Seller to pay all fees and expenses under such Act.

                  (ii) Notwithstanding anything in this Agreement or the Related Agreements to the contrary, the Administrator shall be responsible for promptly notifying the Owner Trustee in the event that any withholding tax is imposed on the Issuer's payments (or allocations of income) to a Certificateholder as contemplated in Section 5.2(c) of the Trust Agreement. Any such notice shall specify the amount of any withholding tax required to be withheld by the Owner Trustee pursuant to such provision.

                  (iii) Notwithstanding anything in this Agreement or the
                        Related Agreements to the contrary, the
                        Administrator shall be responsible for performing the duties of the Issuer or the Owner Trustee set forth in Section 5.2(b) and (c), Section 5.5(a),
                        (b), (c), (d) and (e), the second paragraph of
                        Section 5.5 and Section 5.6(a) of the Trust
                        Agreement with respect to, among other things, accounting and reports to the Certificateholders.

                  (iv) The Administrator will provide, prior to April 15, 2002, a certificate of a Responsible Officer in form and substance satisfactory to the Owner Trustee as to whether any tax withholding is then required and, if required, the procedures to be followed with respect thereto to comply with the requirements of the Code. The Administrator shall be required to update the letter in each instance that any additional tax withholding is subsequently required or any previously required tax withholding shall no longer be required.

                  (v) The Administrator shall perform the duties of the Administrator specified in Section 10.2 of the Trust Agreement required to be performed in connection with the resignation or removal of the Owner Trustee, and any other duties expressly required to be performed by the Administrator under the Trust Agreement or any other Related Agreement.

                  (vi) In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions or otherwise deal with any of its affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer and shall be, in the Administrator's opinion, no less favorable to the Issuer than would be available from unaffiliated parties.

         (d)      Non-Ministerial Matters.
                  ----------------------------

                  (i) With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action unless within a reasonable time before the taking of such action, the Administrator shall have notified the Owner Trustee of the proposed action and the Owner Trustee shall not have withheld consent or provided an alternative direction. For the purpose of the preceding sentence, "non-ministerial matters" shall include, without limitation:

                        (A) the amendment of or any supplement to the Indenture;

                        (B) the initiation of any claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer (other than in connection with the collection of the Receivables or Permitted Investments);

                        (C) the amendment, change or modification of the Related Agreements;

                        (D) the appointment of successor Note Registrars, successor Paying Agents and successor Indenture Trustees pursuant to the Indenture or the appointment of successor Administrators or Successor Servicers, or the consent to the assignment by the Note Registrar, Paying Agent or Indenture Trustee of its obligations under the Indenture; and

                        (E)   the removal of the Indenture Trustee.

                  (ii) Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not, (x) make any payments to the Noteholders under the Related Agreements or (y) take any other action that the Issuer directs the Administrator not to take on its behalf.

2. Records. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Owner Trustee and the Indenture Trustee at any time during normal business hours.

3. Compensation. As compensation for the performance of the Administrator's obligations under this Agreement and, as reimbursement for its expenses related thereto, the Administrator shall be entitled to $500 per month which shall be solely an obligation of the Seller.

4. Additional Information To Be Furnished to the Issuer. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Collateral as the Issuer shall reasonably request.

5. Independence of the Administrator. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Administrator shall have no authority to act for or represent the Issuer or the Owner Trustee in any way and shall not otherwise be deemed an agent of the Issuer or the Owner Trustee.

6. No Joint Venture. Nothing contained in this Agreement (i) shall constitute the Administrator and either of the Issuer or the Owner Trustee as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

7. Other Activities of Administrator. Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer, the Owner Trustee or the Indenture Trustee.

8.       Term of Agreement; Resignation and Removal of Administrator.

         (a) This Agreement shall continue in force until the dissolution of the Issuer, upon which event this Agreement shall automatically terminate.

         (b) Subject to Sections 8(e) and 8(f), the Administrator may resign its duties hereunder by providing the Issuer with at least 60 days' prior written notice.

         (c) Subject to Sections 8(e) and 8(f), the Issuer may remove the Administrator without cause by providing the Administrator with at least 60 days' prior written notice; provided, however, that in the event the Servicer is removed as the Servicer pursuant to Section 8.1 of the Sale and Servicing Agreement upon the occurrence of a Event of Servicing Termination, the Servicer shall be simultaneously removed as Administrator hereunder.

         (d) Subject to Sections 8(e) and 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

(i) the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, it such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Issuer);

                  (ii) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

                  (iii) the Administrator shall commence a voluntary case
                        under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

                        The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section 8 shall occur, it shall give written notice thereof to the Issuer and the Indenture Trustee within seven days after the happening of such event.

         (e) No resignation or removal of the Administrator pursuant to this Section shall be effective until a successor Administrator shall have been appointed by the Issuer and such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

         (f) The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.

         (g) Subject to Section 8(e) and 8(f), the Administrator acknowledges that upon the appointment of a Successor Servicer pursuant to the Sale and Servicing Agreement, the Administrator shall immediately resign and such Successor Servicer shall automatically become the Administrator under this Agreement.

9. Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to
         Section 8(a), the resignation of the Administrator pursuant to
         Section 8(b) or the removal of the Administrator pursuant to
         Section 8(c) or (d), the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to this date of such termination, resignation or removal. The Administrator shall forthwith upon such termination pursuant to
         Section 8(a) deliver to the Issuer all property and documents of or relating to the Collateral then in the custody of the Administrator. In the event of the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or (d), the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

10. Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

         (a)      if to the Issuer or the Owner Trustee, to:

                  MMCA Auto Owner Trust 2002-1
                  c/o Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, Delaware 19890-0001
                  Attention: Corporate Trust Administration Department
                  Telephone:  (302) 651-1000
                  Fax:  (302) 651-8882

         (b)      if to the Administrator, to:

                  Mitsubishi Motors Credit of America, Inc.
                  6363 Katella Avenue
                  Cypress, California 90630-5205
                  Attention: Executive Vice President and Treasurer
                  Telephone:  (714) 236-1500
                  Fax:  (714) 236-1600

         (c)      If to the Indenture Trustee, to:

                  Bank of Tokyo-Mitsubishi Trust Company
                  1251 Avenue of the Americas
                  New York, NY 10020
                  Attention: Corporate Trust Administration
                  Telephone:  (212) 782-5909
                  Fax:  (212) 782-5900

                  or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

11.      Amendments.

         (a) This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the Administrator and the Indenture Trustee, with the written consent of the Owner Trustee and the consent of the Certificateholder (which consent shall not be unreasonably withheld) but without the consent of the Noteholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement in order to: (i) cure any ambiguity, to revise, correct or supplement any provisions herein, (ii) enable the transfer to the Issuer of all or any portion of the Receivables to be derecognized under GAAP, (iii) enable the transfer to the Issuer of all or any portion of the Receivables to be derecognized by MMCA under GAAP, (iv) enable the Issuer to avoid becoming a member of the Servicer's consolidated group under GAAP or (v) enable the Transferor or any Affiliate of the Transferor or any of their Affiliates to otherwise comply with or obtain more favorable treatment under any law or regulation or any accounting rule or principle; provided that such amendment will not, as set forth in an Opinion of Counsel satisfactory to the Indenture Trustee and the Owner Trustee, materially and adversely affect the interest of any Noteholder or Certificateholder; provided, further, that no such amendment shall be inconsistent with the derecognition of the Receivables by MMCA under GAAP or cause the Issuer to become a member of MMCA's consolidated group under GAAP. This Agreement may also be amended by the Issuer, the Administrator and the Indenture Trustee with the written consent of the Owner Trustee and the holders of Notes evidencing at least a majority of the Outstanding Amount of the Notes, voting as a group, and the holders of Certificates evidencing at least a majority of the Certificate Balance for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment may increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Receivables or distributions that are required to be made for the benefit of the Noteholders or the Certificateholders or reduce the aforesaid percentages of the holders of Notes and Certificates which are required to consent to any such amendment, without the consent of the holders of all the outstanding Notes and Certificates. Notwithstanding the foregoing, the Administrator may not amend this Agreement without the consent of the Seller, which permission shall not be unreasonably withheld.

         (b) Upon any proposed amendment or supplement to this Agreement pursuant to this Section 11, if such proposed amendment or supplement would adversely affect any of the Swap Counterparty's rights or obligations under the Interest Rate Swap Agreement or modify the obligations of, or impair the ability of the Issuer to fully perform any of its obligations under, the Interest Rate Swap Agreement, then the Administrator shall obtain the consent of the Swap Counterparty prior to the adoption of such amendment or supplement, provided the Swap Counterparty's consent shall not be unreasonably withheld, and provided, further, the Swap Counterparty's consent will be deemed to have been given if the Swap Counterparty does not object in writing within ten Business Days of receipt of a written request for such consent and in accordance with the terms of the Interest Rate Swap Agreement.

12. Successors and Assigns. This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer and the Owner Trustee and subject to the satisfaction of the Rating Agency Condition in respect thereof. Any assignment without such consent and satisfaction shall be null and void. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Issuer or the Owner Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator; provided that such successor organization executes and delivers to the Issuer, the Owner Trustee and the Indenture Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

13. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

14. Headings. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or affect of this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same agreement.

16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Not Applicable to Mitsubishi Motors Credit of America, Inc. in Other Capacities. Nothing in this Agreement shall affect any obligation Mitsubishi Motors Credit of America, Inc. may have in any capacity other than as Administrator under this Agreement.

18.      Limitation of Liability of Owner Trustee and Indenture Trustee.

         (a) Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Wilmington Trust Company not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and in no event shall Wilmington Trust Company in its individual capacity or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer. For all purposes of this Agreement, in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

         (b) Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by Bank of Tokyo-Mitsubishi Trust Company not in its individual capacity but solely as Indenture Trustee and in no event shall Bank of Tokyo-Mitsubishi Trust Company have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

19. Third-Party Beneficiary. The Owner Trustee is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

20. Successor Servicer and Administrator. The Administrator shall undertake, as promptly as possible after the giving of notice of termination to the Servicer of the Servicer's rights and powers pursuant to Section 8.2 of the Sale and Servicing Agreement, to enforce the provisions of Section 8.2 with respect to the appointment of a successor Servicer. Such successor Servicer shall, upon compliance with the last sentence of Section 8.2 of the Sale and Servicing Agreement, become the successor Administrator hereunder; provided, however, that if the Indenture Trustee shall become such successor Administrator, the Indenture Trustee shall not be required to perform any obligations or duties or conduct any activities as successor Administrator that would be prohibited by law and not within the banking and trust powers of the Indenture Trustee. In such event, the Indenture Trustee may appoint a sub-administrator to perform such obligations and duties.

21.      No Petition; Subordination; Claims Against Seller.

         (a) Notwithstanding any prior termination of this Agreement, the Seller, the Administrator, the Owner Trustee and the Indenture Trustee shall not, prior to the date which is one year and one day after the termination of this Agreement with respect to the Issuer, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.

         (b)      Notwithstanding any prior termination of this Agreement,
                  (x) the Issuer, the Administrator, the Owner Trustee and the Indenture Trustee shall not, prior to the date which is one year and one day after the termination of this Agreement with respect to the Seller, acquiesce, petition or otherwise invoke or cause the Seller to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Seller under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Seller; (y) any claim that the Issuer, the Administrator, the Owner Trustee and the Indenture Trustee may have at any time against the Subtrust Assets of any Subtrust unrelated to the Notes, the Certificates or the Receivables, and any claim that they may have at any time against the Seller that they may seek to enforce against the Subtrust Assets of any Subtrust unrelated to the Notes, the Certificates or the Receivables, shall be subordinate to the payment in full, including post-petition interest, in the event that the Seller becomes a debtor or debtor in possession in a case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise subject to any insolvency, reorganization, liquidation, rehabilitation or other similar proceedings, of the claims of the holders of any Securities related to such unrelated Subtrust and the holders of any other notes, bonds, contracts or other obligations that are related to such unrelated Subtrust and (z) the Issuer, the Administrator, the Owner Trustee and the Indenture Trustee hereby irrevocably make the election afforded by Title 11 United States Code Section 1111(b)(1)(A)(i) to secured creditors to receive the treatment afforded by Title 11 United States Code Section 1111(b)(2) with respect to any secured claim that they may have at any time against the Depositor. The obligations of the Seller under this Agreement are limited to the related Subtrust and the related Subtrust Assets.


                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                   MMCA AUTO OWNER TRUST 2002-1

                                   By:  WILMINGTON TRUST COMPANY,
                                        not in its individual capacity but
                                        solely as Owner Trustee


                                   By: /s/ W. Chris Sponenberg
                                       ----------------------------------------
                                       Name:  W. Chris Sponenberg
                                       Title: Vice President


                                   BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                                   not in its individual capacity but solely as Indenture Trustee


                                   By: /s/ F. Galarraga
                                       ----------------------------------------
                                       Name:  F. Galarraga
                                       Title: Trust Officer


                                   MITSUBISHI MOTORS CREDIT OF AMERICA, INC., as Administrator


                                   By: /s/ C. A. Tredway
                                       ----------------------------------------
                                       Name:  C. A. Tredway
                                       Title: Executive Vice President
                                              and General Manger




                                                                  Exhibit A

                             POWER OF ATTORNEY


STATE OF DELAWARE          }
                           }
COUNTY OF NEW CASTLE       }


         KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust Company, a banking corporation, not in its individual capacity but solely as owner trustee (the "Owner Trustee") for MMCA AUTO OWNER TRUST 2002-1 (the "Issuer"), does hereby make, constitute and appoint Mitsubishi Motors Credit of America, Inc., in its capacity as administrator under the Administration Agreement dated as of March 1, 2002 (the "Administration Agreement"), among the Issuer, Mitsubishi Motors Credit of America, Inc. and Bank of Tokyo-Mitsubishi Trust Company, as Indenture Trustee, as the same may be amended from time to time, and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of the Owner Trustee or the Issuer all such documents, reports, filings, instruments, certificates and opinions as it should be the duty of the Owner Trustee or the Issuer to prepare, file or deliver pursuant to the Related Agreements, or pursuant to
Section 5.5 of the Trust Agreement, including, without limitation, to appear for and represent the Owner Trustee and the Issuer in connection with the preparation, filing and audit of Federal, state and local tax returns pertaining to the Issuer, and with full power to perform any and all acts associated with such returns and audits that the Owner Trustee could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restrictions on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements.

         All powers of attorney for this purpose heretofore filed or executed by the Owner Trustee are hereby revoked.

         Capitalized terms that are used and not otherwise defined herein shall have the meanings ascribed thereto in the Administration Agreement.

         EXECUTED this ___ day of __________, 2002.


                                    WILMINGTON TRUST COMPANY,
                                    not in its individual capacity but
                                    solely as Owner Trustee


                                    By:____________________________
                                       Name:
                                       Title:




STATE OF DELAWARE          }
                           }
COUNTY OF NEW CASTLE       }


         Before me, the undersigned authority, on this day personally appeared ____________________, known to me to be the person whose name is subscribed to the foregoing instruments, and acknowledged to me that he/she signed the same for the purposes and considerations therein expressed.

Sworn to before me this ____ day of __________, 2002.



----------------------------------
Notary Public - State of Delaware